[RAIT Financial Trust Letterhead]

Date:	November 30, 2007

To:	The Board of Trustees and Executive Officers of RAIT Financial Trust

From:	Raphael Licht , Chief Legal Officer of RAIT Financial Trust

Re:	NOTICE OF BLACKOUT PERIOD RELATING TO MERGER OF RAIT AND TABERNA 401(k) PLANS

The ability to sell or otherwise transfer an interest in common shares of RAIT Financial Trust, or RAIT, held in the RAIT Investment Trust 401(k) Profit Sharing Plan, or the current RAIT401(k) plan, is being temporarily suspended for a period, or the blackout period, expected to begin December 31, 2007 and expected to end during the week ending January 19, 2008. During the blackout period, you cannot purchase, sell or otherwise acquire or transfer any RAIT common shares or derivative securities of RAIT common shares. I am sending you this notice pursuant to Regulation BTR promulgated by the SEC pursuant to Section 306 of the Sarbanes Oxley Act of 2002 which may be applicable in these circumstances.

This blackout period is the result of administrative steps that are being taken in connection with the planned merger of the Taberna Capital Management LLC 401(k) Profit Sharing Plan, or the Taberna 401(k) plan, with the current RAIT 401(k) plan in a new plan called the RAIT Financial Trust 401(k) Profit Sharing Plan, or the new RAIT 401(k) plan, scheduled to be effective January 1, 2008. As you know, the Taberna 401(k) plan is sponsored by a subsidiary of RAIT. These administrative steps include changing the trustees, recordkeepers and third party administrators and arranging for the transfer of assets from the investments available under the current RAIT 401(k) plan and Taberna 401(k) plan to investments available under the new RAIT401(k) plan. During the blackout period, no activity relating to RAIT common shares held in the current RAIT 401(k) plan will be permitted. A separate notice describing plan transactions to be suspended or otherwise affected by this merger with respect to other investments held in the current RAIT 401(k) plan and Taberna 401(k) plan is being sent directly to plan participants.

As you know, all trustees and executive officers are already subject to the regular quarterly blackout period relating to transactions involving RAIT’s securities imposed pursuant to RAIT’s Insider Trading Policy which will begin December 1, 2007 and is expected to continue until after the end of the blackout period described above. The requirement to pre-clear any potential transactions in RAIT securities with me under RAIT’s Insider Trading Policy remains in effect.

If you have any questions regarding potential transactions or the blackout periods discussed above, please do not hesitate to contact me at RAIT Financial Trust, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104, telephone (215) 243-9000.